UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1 )
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IKON Office Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

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IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 31, 2008
     This is a supplement to the proxy statement dated October 3, 2008 (the “Proxy Statement”) of IKON Office Solutions, Inc. (“IKON”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of shareholders to be held at the offices of IKON, 70 Valley Stream Parkway, Malvern, Pennsylvania on October 31, 2008 at 9:00 AM. The purpose of the special meeting is to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of August 27, 2008, among IKON, Ricoh Company, Ltd. (“Ricoh”) and Keystone Acquisition, Inc. (“Sub”). IKON’s Board of Directors believes that the merger agreement and the merger are advisable and in the best interests of IKON and its shareholders. Accordingly, IKON’s Board of Directors has unanimously approved the merger agreement and the merger and unanimously recommends that IKON’s shareholders vote “FOR” the proposal to adopt the merger agreement. If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly.
Litigation Relating to the Merger
     As more fully described in the Proxy Statement, on September 23, 2008, a purported class action lawsuit, Advantage Investors v Michael Espe [sic] et al. (Case No. 08CVH9 13580), was filed in the Court of Common Pleas of Franklin County, Ohio (“Court”), against IKON, each of IKON’s directors, Ricoh and Sub. On October 27, 2008, the Court granted a motion to dismiss the lawsuit.
Regulatory Approvals
     On October 24, 2008, the European Commission announced its decision not to oppose the merger and declared the merger compatible with the common market.
     As of the date of this supplement to the Proxy Statement, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (U.S.), the Competition Act (Canada), and the European Community Council Regulation (EC) No. 139/2004 have expired or been terminated.
By Authorization of the Board of Directors
/s/ Mark Hershey
Senior Vice President
General Counsel and Secretary
Malvern, Pennsylvania
October 28, 2008